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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Historical Financial Data" and "Experts" in the Registration Statement on Form S-4 and related Prospectus of United Defense Industries, Inc. to be filed on or about December 29, 1997 for the offer to exchange 8 3/4% Senior Subordinated Notes due 2007 for all outstanding 8 3/4% Senior Subordinated Notes due 2007 and to our report dated January 15, 1997 with respect to the consolidated financial statements of United Defense, L.P., and to our report dated September 9, 1997 with respect to the balance sheet of United Defense Industries, Inc. (a wholly-owned subsidiary of Iron Horse Investors, L.L.C.).

                                                               ERNST & YOUNG LLP

Washington, DC
December 29, 1997